Filed under Rule 433
File No. 333-131159

CIT Group Inc.

$750,000,000 5.60% Senior Notes due April 27, 2011

Final Term Sheet

Issuer:	CIT Group Inc.

Principal Amount:	$750,000,000

Type:	SEC Registered – Registration Statement No. 333-131159

Issue Price:	99.97%

Underwriters’ Commission:	0.35%

Proceeds to Issuer:	$747,150,000

Pricing Date:	April 24, 2006.

Settlement Date:	April 27, 2006.

Maturity Date:	April 27, 2011.

Interest Rate:	5.60%

Spread to Treasury:	+71 basis points 0.71%

Benchmark Treasury:	4.75% due March 31, 2011.

Benchmark Yield:	4.897%

Specified Currency:	U.S. Dollars ($)

Interest Payment Dates:

Interest will be paid on the Maturity Date and semiannually on April 27 and October 27 of each year, commencing on October 27, 2006, provided that if any such day is not a Business Day, the payment will be made on the next Business Day unadjusted.

Accrual of Interest:

Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to, but excluding, the applicable Interest Payment Date.

Minimum Denomination:	Minimum denominations of $2,000 and integral multiples of $1,000.

Exchange Listing:	None.

Other Provisions:

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in the City of New York.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear Stearns & Co. Inc. or Barclays Capital Inc. will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408, or Bear, Stearns & Co. Inc. toll-free at 1-866-803-9204 or Barclays Capital Inc. toll-free at 1-888-227-2275 Ext. 2663.